Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended December 31,
(Thousands of Dollars, Except Share Information)	2022	2021
Operating Revenues	$3,029,740	$2,481,912

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	1,295,796	843,127
Operations and Maintenance	486,431	473,932
Depreciation	308,535	280,810
Amortization	30,248	73,105
Energy Efficiency Programs	159,342	131,961
Taxes Other Than Income Taxes	227,150	206,159
Total Operating Expenses	2,507,502	2,009,094
Operating Income	522,238	472,818
Interest Expense	186,765	151,171
Other Income, Net	90,834	36,694
Income Before Income Tax Expense	426,307	358,341
Income Tax Expense	104,269	49,763
Net Income	322,038	308,578
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net Income Attributable to Common Shareholders	$320,158	$306,698

Basic and Diluted Earnings Per Common Share	$0.92	$0.89

Weighted Average Common Shares Outstanding:
Basic	348,786,307	344,344,986
Diluted	349,267,768	345,084,052

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

EVERSOURCE ENERGY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Years Ended December 31,
(Thousands of Dollars, Except Share Information)	2022	2021	2020
Operating Revenues	$12,289,336	$9,863,085	$8,904,430

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	5,014,074	3,372,344	2,987,840
Operations and Maintenance	1,865,328	1,739,685	1,480,252
Depreciation	1,194,246	1,103,008	981,380
Amortization	448,892	231,965	177,679
Energy Efficiency Programs	658,051	592,775	535,760
Taxes Other Than Income Taxes	910,591	829,987	752,785
Total Operating Expenses	10,091,182	7,869,764	6,915,696
Operating Income	2,198,154	1,993,321	1,988,734
Interest Expense	678,274	582,334	538,452
Other Income, Net	346,088	161,282	108,590
Income Before Income Tax Expense	1,865,968	1,572,269	1,558,872
Income Tax Expense	453,574	344,223	346,186
Net Income	1,412,394	1,228,046	1,212,686
Net Income Attributable to Noncontrolling Interests	7,519	7,519	7,519
Net Income Attributable to Common Shareholders	$1,404,875	$1,220,527	$1,205,167

Basic Earnings Per Common Share	$4.05	$3.55	$3.56

Diluted Earnings Per Common Share	$4.05	$3.54	$3.55

Weighted Average Common Shares Outstanding:
Basic	346,783,444	343,972,926	338,836,147
Diluted	347,246,768	344,631,056	339,847,062

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.